BofI Holding, Inc. to Present at ACB's Community Bank Investor Conference and the Wall Street Analyst Forums' 18th Annual Analyst Conference

SAN DIEGO, CA -- (MARKET WIRE) -- May 23, 2007 -- BofI Holding, Inc. (NASDAQ: BOFI) ("BofI"), parent of Bank of Internet USA (Bank), today announced that its President and Chief Executive Officer, Gary Lewis Evans, will present at America's Community Bankers' Community Bank Investor Conference at 2:55 p.m. EDT on Thursday, May 24, 2007. The conference is being held at The Palace Hotel in San Francisco, California.

The Community Bank Investor Conference will feature presentations from community banks that are part of the America’s Community Bankers NASDAQ Stock Index. Webcast: http://www.corporate-ir.net/ireye/conflobby.zhtml?ticker=BOFI&item_id=1.

Bank of Internet USA also announced that its Chief Financial Officer, Andrew J. Micheletti, will also present at The Wall Street Analyst Forums' 18th Annual Analyst Conference at 11:10 a.m. EDT on Thursday, May 24, 2007. The conference is being held at the Princeton Club in New York City, New York.

The Wall Street Analyst Forums' 18th Annual Analyst Conference will feature companies from the financial services industry that are part of NYSE/NASDAQ/AMEX listed corporations. Webcast: http://www.wsw.com/webcast/wsaf2/bofi/.

Both presentations will be webcast live and may be accessed at B of I's website, http://www.bofiholding.com. A replay of the webcasts will be available on the website for 30 days beginning the afternoon of the presentations.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (the Company) is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single-family loans, as well as home equity loans and RV loans. Bank of Internet USA offers products through its websites at www.BofI.com, www.SeniorBofI.com, www.ApartmentBank.com, www.RVBank.com and www.BofIEquityDirect.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visaâ Check Cards, money market savings account, and ATM fee reimbursement anywhere in the world.

©Copyright 2000-2007, BofI Holding, Inc., All Rights Reserved.

Contact:
BofI Holding, Inc.
Gary Lewis Evans
CEO
858/350-6213
Gary@BankofInternet.com